Exhibit 99.1

Amkor Reports Third Quarter 2007 Results
Chandler, Ariz., November 7, 2007 — Amkor Technology, Inc. (NASDAQ: AMKR) today reported its financial results for the third quarter ended September 30, 2007.
Net sales of $689 million for the third quarter of 2007 were up 5.6% from the second quarter of 2007 and down 3.5% from $714 million for the third quarter of 2006. Third quarter net income was $61 million, or $0.30 per diluted share, compared with net income of $53 million, or $0.27 per diluted share, in the third quarter of 2006. Third quarter 2007 net income includes an after tax gain of $1.7 million or $0.01 per diluted share attributable to an earnout provision associated with the sale of Amkor’s specialty test operations in October 2005. Third quarter 2007 net income also includes an income tax benefit of $5.1 million or $0.02 per diluted share from the release of a valuation allowance established at certain international operations.
“Third quarter 2007 sales reflected seasonal builds across our product lines in support of a broad array of applications in consumer, wireless, gaming, networking and computer markets,” said James Kim, Chairman & Chief Executive Officer of Amkor. “We have achieved eight consecutive quarters of profitability and positive free cash flow, and have reduced our total debt by $308 million over the same period. As we move forward, Amkor will remain focused on enriching our product mix, generating higher returns on capital investments and improving overall operational effectiveness. I believe we now have greater flexibility to respond to the changing demands of our industry and are well positioned to support future growth through prudent investment in leading technology, capacity expansion and selected customer projects and other strategic growth initiatives as opportunities arise,” said Kim.
“Net sales for the third quarter of 2007 increased $37 million or 5.6% sequentially, while unit shipments increased 7.6% with higher unit volumes across most of our product lines,” said Ken Joyce, Chief Financial Officer of Amkor. “Third quarter 2007 sales reflect the impact of product mix and to a lesser extent a degree of pricing pressure experienced on select packages during the quarter. Compared with the third quarter of 2006, sales were down 3.5% while unit shipments increased 2.1%,” said Joyce.
“Gross margin in the third quarter of 2007 was 24.7%, down slightly from 24.8% in the second quarter of 2007 and 24.9% in the third quarter of 2006. The slight decline in our gross margin for the third quarter 2007 from the second quarter and the prior year period principally reflects a number of factors, including capacity utilization, product mix, material costs and pricing environment,” said Joyce.
In line with guidance, selling, general and administrative expenses in the third quarter of 2007 were $2 million higher than the second quarter, reflecting expenses associated with our global ERP implementation project and increased legal costs.
“Capital additions totaled $78 million in the third quarter 2007 and $193 million for the first nine months,” said Joyce. “We are currently targeting full year 2007 capital additions in the range of $285 to $300 million and have budgeted fourth quarter capital additions in the range of $92 to $107 million. Ultimately, the amount of fourth quarter 2007 capital additions will depend on the need for additional capacity to service anticipated customer demand as we move forward into the first half of 2008.”
The income tax rate was 1.9% for the third quarter of 2007, and we anticipate an effective tax rate of 7.6% for the year. The lower income tax rates reflect recognition of a $5.1 million income tax benefit from release of valuation allowance previously established at certain international operations. Over the past two years, these operations have demonstrated consistent profitability, which we expect to continue for a period of time sufficient to realize the deferred tax assets. The income tax rates also include the utilization of foreign net operating loss carry-forwards and tax holidays in certain of our foreign jurisdictions. At September 30, 2007, Amkor had U.S. net operating losses available for carry-forward totaling $345 million, expiring through 2027, and $48 million of non-U.S. operating losses available for carry-forward, expiring through 2012.
Selected operating data for the third quarter 2007 is included in a section before the financial tables.
Business Outlook
On the basis of customers’ forecasts, we have the following expectations for the fourth quarter of 2007:
•	Sales — Up slightly from the third quarter of 2007
•	Gross Margin — in the range of 24% to 25%
•	Net income — in the range of $0.25 to $0.30 per diluted share
Amkor will conduct a conference call on November 7, 2007 at 5:00 p.m. eastern time. The call can be accessed by dialing 303-205-0033, or by visiting the investor relations page of our website: www.amkor.com or CCBN’s website: www.companyboardroom.com. An archive of the webcast can be accessed through the same links, and will be available until our next quarterly earnings conference call. An audio replay of the call will be available for 48 hours following the conference call by dialing 303-590-3000 passcode: 11097545#.
About Amkor
Amkor is a leading provider of semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronics design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com.

Forward Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward looking statements including, without limitation, statements regarding the following: our focus on enriching product mix, generating higher returns on capital investments and improving operational effectiveness; our flexibility to respond to changing industry demands; our ability to support future growth through prudent investment in technology, capacity expansion and selected customer projects and other strategic initiatives; targets for total 2007 capital expenditures, and plans for capital additions for the fourth quarter; expectations regarding our effective tax rate for 2007; the continuing profitability of our operations for a period of time sufficient to realize deferred tax assets; and the statements regarding sales, gross margin and net income per diluted share contained under Business Outlook. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward looking statements, including, but not limited to, the following: the highly unpredictable nature of the semiconductor industry; inability to achieve high capacity utilization rates; volatility of consumer demand for products incorporating our semiconductor packages; weakness in the forecasts of Amkor’s customers; customer modification of and follow through with respect to forecasts provided to Amkor; curtailment of outsourcing by our customers; our substantial indebtedness and restrictive covenants; failure to realize sufficient cash flow to fund capital expenditures; deterioration of the U.S. or other economies; the highly unpredictable nature and costs of litigation and other legal activities and the risk of adverse results of such matters; the outcome of the pending SEC investigation; worldwide economic effects of terrorist attacks, natural disasters and military conflict; competitive pricing and declines in average selling prices; timing and volume of orders relative to production capacity; fluctuations in manufacturing yields; competition; dependence on international operations and sales; dependence on raw material and equipment suppliers and changes in raw material costs; exchange rate fluctuations; dependence on key personnel; difficulties in managing growth; enforcement of intellectual property rights; environmental and other governmental regulations; and technological challenges.
Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in the company’s subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward looking statements to reflect events or circumstances occurring after the date of this press release.
Contact:
Kenneth Joyce
Executive Vice President & CFO
480-821-5000 ext. 5725
kjoyc@amkor.com

Selected operating data for the third quarter and nine months 2007

	3rd Quarter	Nine Months
Capital additions	$78 million	$193 million
Net increase in related accounts payable and deposits	($20 million)	($33 million)

Payments for property, plant & equipment	$58 million	$160 million

Depreciation and amortization	$74 million	$216 million
Free cash flow *	$102 million	$254 million

* Reconciliation of free cash flow to the most directly comparable GAAP measure:
Net cash provided by operating activities	$160 million	$414 million
Less payments for property, plant and equipment	($58 million)	($160 million)

Free cash flow from operations	$102 million	$254 million

We define free cash flow as net cash provided by operating activities less payments for property, plant and equipment. Free cash flow is not defined by generally accepted accounting principles. However, we believe free cash flow to be relevant and useful information to our investors because it provides them with additional information in assessing our liquidity, capital resources and financial operating results. Our management uses free cash flow in evaluating our liquidity, our ability to service debt and our ability to fund capital expenditures. However, this measure should be considered in addition to, and not as a substitute for, or superior to, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles, and our definition of free cash flow may not be comparable to similarly titled measures reported by other companies.
•	Third quarter capacity utilization was approximately 83%.
•	Assembly unit shipments for Q3 2007 were 2.3 billion, up 7.6% from Q2 2007.
•	For Q3 2007, our top ten customers accounted for 48% of net sales.
•	Q3 2007 end market distribution (an approximation based on a sampling of programs with some of our largest customers):

Communications	40%
Consumer	32%
Computing	19%
Other	9%
•	Q3 2007 percentage of net sales:

Laminate packages	52%
Leadframe packages	34%
Test	11%
Other	3%
(tables to follow)

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended		For the nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(In thousands, except per share data)
Net sales	$689,083	$713,829	$1,992,557	$2,045,549
Cost of sales	519,152	536,062	1,513,596	1,543,721

Gross profit	169,931	177,767	478,961	501,828

Operating expenses:
Selling, general and administrative	64,080	68,477	189,107	188,648
Research and development	10,282	9,653	30,930	29,398
Gain on sale of specialty test operations	(1,717)	—	(1,717)	—

Total operating expenses	72,645	78,130	218,320	218,046

Operating income	97,286	99,637	260,641	283,782

Other (income) expense:
Interest expense, net	29,336	36,573	95,610	118,330
Interest expense, related party	1,563	1,563	4,688	4,914
Foreign currency loss	3,399	6,465	7,946	11,472
Debt retirement costs	—	—	15,875	27,389
Other (income) expense	254	(878)	(964)	1,497

Total other expense, net	34,552	43,723	123,155	163,602

Income before income taxes and minority interests	62,734	55,914	137,486	120,180
Income tax expense	1,194	2,881	9,573	8,465

Income before minority interests	61,540	53,033	127,913	111,715
Minority interests, net of tax	(920)	(223)	(1,713)	(678)

Net income	$60,620	$52,810	$126,200	$111,037

Net income per common share:
Basic	$0.33	$0.30	$0.70	$0.63

Diluted	$0.30	$0.27	$0.65	$0.60

Shares used in computing net income per common share:
Basic	181,664	178,108	180,200	177,537

Diluted	209,868	204,482	208,812	197,539

AMKOR TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2007	2006
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$334,955	$244,694
Restricted cash	2,576	2,478
Accounts receivable:
Trade, net of allowances	385,396	380,888
Other	5,568	5,969
Inventories, net	150,052	164,178
Other current assets	38,051	39,650

Total current assets	916,598	837,857

Property, plant and equipment, net	1,425,769	1,443,603
Goodwill	672,654	671,900
Intangibles, net	22,443	29,694
Investments	5,318	6,675
Restricted cash	1,703	1,688
Other assets	48,495	49,847

Total assets	$3,092,980	$3,041,264

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$161,918	$185,414
Trade accounts payable	320,585	291,847
Accrued expenses	163,639	145,501

Total current liabilities	646,142	622,762
Long-term debt	1,541,528	1,719,901
Long-term debt, related party	100,000	100,000
Pension and severance obligations	206,008	170,070
Other non-current liabilities	33,718	30,008

Total liabilities	2,527,396	2,642,741

Commitments and contingencies
Minority interests	6,282	4,603

Stockholders’ equity:
Preferred stock	—	—
Common stock	182	178
Additional paid-in capital	1,480,401	1,441,194
Accumulated deficit	(915,190)	(1,041,390)
Accumulated other comprehensive loss	(6,091)	(6,062)

Total stockholders’ equity	559,302	393,920

Total liabilities and stockholders’ equity	$3,092,980	$3,041,264

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended
	September 30,
	2007	2006
	(In thousands)
Cash flows from operating activities:
Net income	$126,200	$111,037
Depreciation and amortization	215,679	203,065
Debt retirement costs	6,875	27,389
Other operating activities and non-cash items	8,769	29,492
Changes in assets and liabilities	56,945	9,673

Net cash provided by operating activities	414,468	380,656

Cash flows from investing activities:
Payments for property, plant and equipment	(159,942)	(252,401)
Proceeds from the sale of property, plant and equipment	5,130	2,524
Other investing activities	(1,778)	(2,578)

Net cash used in investing activities	(156,590)	(252,455)

Cash flows from financing activities:
Borrowings under revolving credit facilities	80,340	143,659
Payments under revolving credit facilities	(95,398)	(134,419)
Proceeds from issuance of long-term debt	300,000	590,000
Payments for debt issuance costs	(3,441)	(15,087)
Payments of long-term debt	(486,888)	(734,861)
Proceeds from issuance of stock through stock compensation plans	36,380	4,981

Net cash used in financing activities	(169,007)	(145,727)

Effect of exchange rate fluctuations on cash and cash equivalents	1,390	1,518

Net increase (decrease) in cash and cash equivalents	90,261	(16,008)
Cash and cash equivalents, beginning of period	244,694	206,575

Cash and cash equivalents, end of period	$334,955	$190,567